LAURUS MASTER FUND, LTD.
c/o Laurus Capital Management, LLC
825 Third Avenue
New York, New York 10022

December 28, 2006

Modtech Holdings, Inc.
2830 Barrett Avenue
Perris, California 92571
Attention: Chief Financial Officer

Amendment and Waiver Agreement

Gentlemen:

Reference is made to (a) the Secured Convertible Term Note (the “Note”) dated October 31, 2006 made by Modtech Holdings Inc. (the “Company”) in favor of Laurus Master Fund, Ltd. (“Laurus”); (b) the Securities Purchase Agreement (the “Purchase Agreement”) dated as of October 31, 2006; (c) the Common Stock Purchase Warrant dated October 31, 2006 made by the Company in favor of Laurus for the purchase of up to 581,395 Shares of Common Stock (as such terms are defined therein) (“Warrant No. 1”) and (d) the Common Stock Purchase Warrant dated October 31, 2006 made by the Company in favor of Laurus for the purchase of up to 1,540,697 Shares of Common Stock (as such terms are defined therein) (“Warrant No. 2”, and together with Warrant No. 1, the “Warrants” and each, a “Warrant”). The Note, the Purchase Agreement and the Warrants are hereinafter collectively referred to as, the “Documents” and each, as a “Document”. Capitalized terms used herein that are not defined shall have the meaning given to them in the Note, Purchase Agreement and/or Warrants, as applicable.

The Company has requested that Laurus amend the Documents and Laurus is willing to do so on the terms and conditions set forth below.

In consideration of Laurus’ agreement to provide additional financial accommodations to the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that:

1.  the last sentence of Section 2.1(a) of the Note is amended and restated in its entirety to read as follows:

“For the purposes hereof, subject to Section 3.6 hereof, the “Fixed Conversion Price” means $3.57”;

2.  effective upon the Waiver Effective Date (as defined below), Section 3.2 of the Note is amended by replacing the percentage “4.99%” in the tenth and twelfth lines thereof with “9.99%”

3.  the last sentence of Section 7.3 of the Purchase Agreement is amended and restated in its entirety to read as follows:

“The Stock Acquisition Limitation shall automatically become null and void without any notice to the Company upon the earlier to occur of the existence of an Event of Default (as defined in the Note) at a time when the average closing price of the Company’s common stock as reported by Bloomberg, L.P. on the Principal Market for the immediately preceding five trading days is greater than or equal to 150% of the then applicable Exercise Price (as defined in any Warrant)”;

4.  effective upon the Waiver Effective Date, Section 10 of each Warrant is amended by replacing the percentage “4.99%” in the tenth and twelfth lines thereof with “9.99%”;

5.  the parties agree that, upon execution of this letter agreement by both parties, the Company will be deemed to have received notice from Laurus of Laurus’ waiver of the 4.99% conversion limitation set forth in Section 3.2 of the Note and in Section 10 of each of the Warrants, which waivers shall become effective on the 61st day following the date hereof (the “Waiver Effective Date”); and

6.  not later than January 31, 2007, the Company shall deliver to Laurus letters of litigation counsel to the Company with regard to the status of (a) Bescto Electric, Inc. dba Best Electric v. Modtech Holdings, Inc., in the Superior Court of California, Contra Costa County, Superior Court Case No. C 06 -02530 and (b) Richard Hancock, Inc. v. Modtech Holdings, Inc., in the Superior Court of California, Contra Costa County, Superior Court Case No. C 06-02229, each such letter in form and substance satisfactory to Laurus, the failure of which shall constitute an “Event of Default” under the Purchase Agreement and/or any Related Agreement.

Except as specifically amended and/or waived herein, the Note, the Purchase Agreement and Warrants shall remain in full force and effect, and are hereby ratified and confirmed. The execution, delivery and effectiveness of this letter agreement shall not operate as a waiver of any right, power or remedy of Laurus, nor constitute a waiver of any provision of the Note, the Purchase Agreement or any Warrant.

Immediately after giving effect to this letter agreement, Laurus shall issue a Notice of Conversion (as defined in the Note) pursuant to which Laurus shall convert $3,534,300 of the principal indebtedness under such Note. Upon the Waiver Effective Date, Laurus shall issue a Notice of Conversion (as defined in the Note) pursuant to which Laurus shall convert the then remaining outstanding principal indebtedness under such Note (provided that Laurus shall not beneficially own over 9.99% of the Company’s outstanding common stock upon such conversion). Laurus shall not, during the period commencing on the date hereof and ending on the Waiver Effective Date, exercise or convert any of the Company’s exercisable or convertible securities owned by it nor otherwise purchase any of the Company’s securities if such exercise, conversion or purchase, as the case may be, would result in Laurus' inability to convert the remaining outstanding principal indebtedness under the Note on the Waiver Effective Date

This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

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This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

Very truly yours,

LAURUS MASTER FUND, LTD.

By:	/s/ David Grin
Its:	Director

CONSENTED AND AGREED TO:

MODTECH HOLDINGS INC.

By: /s/ Kenneth S. Cragun
Its: Chief Financial Officer